UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ICF INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, Virginia 22031

Notice of Annual Meeting of Stockholders

to be held on June 1, 2012

Notice is hereby given that the annual meeting of stockholders of ICF International, Inc. (“ICF International”) will be held at ICF International, 9300 Lee Highway, Fairfax, Virginia 22031, on June 1, 2012, at 10:00 a.m., local time, for the following purposes:

1.	To elect two (2) directors for a term expiring in 2015 (Proposal 1);

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2012 (Proposal 2);

3.	To provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 3); and

4.	To transact any other business that is properly brought before the meeting or any adjournment or postponement.

Pursuant to the Delaware General Corporation Law and ICF International’s Bylaws, stockholders of record at the close of business on April 2, 2012 are entitled to notice of and to vote at the meeting. This notice of annual meeting, proxy statement, and form of proxy are being distributed and made available on or about April 20, 2012.

We are pleased to utilize the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2011 Annual Report. This notice contains instructions on how to access those documents over the Internet. We direct your attention to the attached proxy statement for more information, including instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy or voting instruction form. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Employing an electronic distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We cordially invite you to attend this year’s meeting. It is important that your shares of ICF International’s common stock be represented at this meeting in order to help ensure the presence of a quorum. Even if you plan to attend the annual meeting of stockholders in person, please vote your shares of ICF International common stock by mailing your completed proxy or voting instruction form, or voting electronically or telephonically, as doing so will ensure your representation at the annual meeting regardless of whether you attend in person. Thank you for your cooperation and continued support of ICF International.

By Order of the Board of Directors,

Sudhakar Kesavan
Chairman and Chief Executive Officer

Fairfax, Virginia

April 20, 2012

YOUR VOTE IS IMPORTANT

Your vote is important. To ensure your representation at the meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the enclosed proxy form. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 1, 2012: A copy of the proxy statement and 2011 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

of

ICF INTERNATIONAL, INC.

i

ICF INTERNATIONAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICF International, Inc. (“ICF International,” the “Company,” “we,” or “us”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at our principal executive office, 9300 Lee Highway, Fairfax, Virginia 22031, on June 1, 2012, at 10:00 a.m., local time. This proxy statement and enclosed proxy form are being made available over the Internet or delivered by mail on or about April 20, 2012, to stockholders of record.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two (2) directors to serve for a term expiring at our annual meeting in 2015 (Proposal 1);

•	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 2);

•	provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 3); and

•	transact any other business that properly comes before the meeting or any adjournment or postponement.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares FOR the nominees for election to the Board; FOR the ratification of our independent registered public accounting firm for the 2012 fiscal year; and FOR the approval of the say on pay vote.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 2, 2012, are entitled to vote at the annual meeting. At that time, we had 19,902,495 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to utilize the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail.

To reduce the expenses of delivering duplicate notices to stockholders, we are relying upon SEC rules that permit us to deliver only one notice about the Internet availability of the proxy materials to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. Upon request, whether oral or written, we will deliver a separate copy of the notice about the Internet availability of the proxy materials to any stockholder at a shared address who requests his or her own copy. Requests should be made to MBS Value Partners, LLC, at 424 Madison Avenue, Suite 400, New York, New York 10017, Attention: Lynn Morgen, ICF Investor Relations, or by telephoning Ms. Morgen at: (212) 750-5800.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting on the Internet. Our proxy materials are also publicly available, free of charge, at www. proxyvote.com. Our proxy materials will be available at this website through the conclusion of the annual meeting.

Your notice of Internet availability of proxy materials, proxy form, or voting instruction form will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

How may I obtain a paper copy of the Company’s proxy materials, 2011 Annual Report, and/or other financial information?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials on their notice. Stockholders also may request a free copy of our proxy statement and/or 2011 Annual Report, which includes our Form 10-K, by writing to: MBS Value Partners, LLC, 424 Madison Avenue, Suite 400, New York, New York 10017, Attention: Lynn Morgen, ICF Investor Relations. Alternatively, stockholders can access the 2011 Annual Report, which includes our Form 10-K, on our investor relations website at: http://investor.icfi.com. We will also furnish any exhibit to the 2011 Form 10-K if specifically requested.

How do I vote?

You may vote in person at the meeting, on the Internet, by telephone, or through a proxy or voting instruction form. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy form or voting instruction form by mail may either:

(i)	submit their proxy over the Internet or by telephone by following the instructions on the proxy form or voting instruction form; or

(ii)	submit their proxy by mail by signing and dating the proxy form or voting instruction form received and returning it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the appointment of the independent registered public accounting firm, even if you do not furnish voting instructions. However, your broker will not be able to vote on other matters.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary, Mollie Roy;

•

entering a new vote by using the Internet or the telephone, or by mailing a new proxy form or new voting instruction form bearing a later date, which will automatically revoke your earlier voting instructions; or

•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

Attendance at the meeting is limited to stockholders who are:

•	stockholders of record;

•	beneficial holders of ICF International common stock held by a broker, bank, or other nominee (i.e., in “street name”); and

•	authorized representatives of entities who are record or beneficial holders.

A stockholder of a class noted above must present, in addition to a valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the meeting:

•	stockholders of record must present the top portion of their proxy card, which will serve as an admission ticket;

•

beneficial holders will need proof of ownership. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank, or other nominee who is the record holder of your shares; and

•

in addition to any evidence required above for record or beneficial holders, authorized representatives must present a letter from the entity certifying as to their status as an authorized representative.

Cameras (including cellular phones or personal digital assistants (“PDAs”) with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs will not be permitted at the meeting. Representatives will be at the entrance to the meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the meeting.

What are the requirements and procedures for a quorum, abstentions, and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting, if you properly return a proxy by mail, or you vote by telephone or electronically. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 2, 2012 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and/or has not received voting instructions from the beneficial owner. Broker non-votes may arise with respect to the proposal for the election of directors and the advisory say on pay, because such proposals are considered non-routine matters under applicable rules that govern banks and brokers, and brokers are not allowed to vote your shares on such proposals if you do not furnish voting instructions. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to approve each item?

At this year’s annual meeting, stockholders will elect two (2) directors to serve a term of three years. In voting on the election of the directors, you may vote in favor of the nominees or withhold votes as to the nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes entitled to be cast in the election of directors. This generally means that the nominee(s) receiving the greatest number of votes cast at the meeting will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. Abstentions and broker non-votes will have no effect on determining whether the affirmative vote constitutes a majority of the shares entitled to vote thereon present or represented by proxy, although no broker non-votes are expected to exist in connection with this vote as ratification of the independent registered public accounting firm is considered a routine matter under applicable rules.

The say on pay vote is only an advisory vote to the Board regarding the compensation of the Company’s top executives. You may vote in favor of or vote against the Company’s compensation system or you may abstain from voting. Approval of the Company’s compensation system requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. Abstentions and broker non-votes will have no effect on determining whether the affirmative vote constitutes a majority of the shares entitled to vote thereon present or represented by proxy. The Board will strongly consider the outcome of this vote in determining the compensation of top executives.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the three proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy form gives authority to the named proxies to vote your shares on such matters, including any adjournment or postponement of the meeting, in their discretion.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published within four business days via a Form 8-K current event filing following the conclusion of the annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight (8), divided into three classes of three members in two classes and two members in the other class. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. Messrs. Richard M. Feldt and Joel R. Jacks have notified the Company that each of them will not stand for re-election at the 2012 annual meeting of stockholders. Although the Company and Board are diligently searching for new members to fill the Board vacancies left by Mr. Feldt’s and Mr. Jacks’ departures, at this time we have only found one ideal candidate (see below), although several leads for the other remaining vacancy are being pursued. As a result, we currently have a vacancy in Class III of the Board of Directors that will not be filled at the annual meeting. We intend to fill this vacancy as soon as possible and the new Board member will be placed in Class III when he or she is appointed.

The Board of Directors has nominated Sudhakar Kesavan for re-election and S. Lawrence Kocot (a new candidate) for election as directors for a term expiring at our annual meeting in 2015 or until their respective successors have been elected and qualified. If either Mr. Kesavan or Mr. Kocot becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that Mr. Kesavan or Mr. Kocot will be unavailable. The director nominees will be elected by a plurality of the votes entitled to be cast at the annual meeting. A plurality is generally defined as the excess of the votes cast in favor of a director nominee over those cast in favor of any other nominee. Despite the current vacancy, the proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Each of Mr. Kesavan and Mr. Kocot is a seasoned business leader who contributes an array of experience, qualifications, attributes, and skills to the Board. The following information regarding each of Mr. Kesavan and Mr. Kocot provides background information and a summary of each person’s key qualifications to serve as a director. Please also see the chart below summarizing how each of Mr. Kesavan and Mr. Kocot reflects Board selection criteria adopted by our Governance and Nominating Committee. The age indicated for each individual is as of December 31, 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

Nominees for Election as Director for a Term Expiring in 2015—Class III Directors

Sudhakar Kesavan, age 57, has served as a director of ICF International since June 1999 and serves as the Chairman and Chief Executive Officer of ICF International and its wholly owned subsidiary, ICF Consulting Group, Inc. (“ICF Consulting”). In 1997, Mr. Kesavan was named President of ICF Consulting when it was a subsidiary of ICF Kaiser (“Kaiser”). In 1999, ICF Consulting was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting and CM Equity Partners. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad, and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan is the Executive Vice Chair of the Northern Virginia Technology Council. He also serves as Board Member Emeritus on the Board of the Rainforest Alliance, a New York-based non-profit environmental organization.

Selected Director Qualifications:

•	CEO since the Company was purchased in 1999

•	CEO who has overseen the Company’s very substantial growth while maintaining a stable, professional workforce

•	Experience leading both organic growth and acquisition activities

S. Lawrence Kocot, age 52, is currently a Visiting Fellow in the Economic Studies Program and the Deputy Director of the Engelberg Center for Health Care Reform at the Brookings Institution. Mr. Kocot is also Senior Counsel at SNR Denton, LLP. From 2004 to 2007, Mr. Kocot served as a Senior Advisor to the Administrator at the Centers for Medicare & Medicaid Services (“CMS”) at the U.S. Department of Health and Human Services. In this capacity, Mr. Kocot was involved in a wide range of health care policy issues and operations related to Medicare and Medicaid. Notably, he was a key member of the management and operations team responsible for the national launch and operation of the Medicare Prescription Drug Benefit (Part D). Prior to his federal government service, Mr. Kocot served for nearly a decade as senior vice president and general counsel at the National Association of Chain Drug Stores (“NACDS”). Before joining NACDS, Mr. Kocot was active in the management of small businesses, including a startup pharmacy benefits management company. Additionally, Mr. Kocot was a fellow in International Security Studies at the Center for Strategic and International Studies (“CSIS”), and an adjunct fellow at CSIS for several years thereafter. From 2002 to 2012, Mr. Kocot served as a Member of Virginia’s Commonwealth Health Research Board (Chairman in 2004). Mr. Kocot was interim President and CEO and is currently a member of the board of directors of the Partnership for a Healthier America. Mr. Kocot received his Bachelor’s and M.P.A. degrees from the University of Massachusetts at Amherst and his J.D. and LL.M. degrees from the Georgetown University Law Center.

Selected Director Qualifications:

•	Substantial experience in advising and representing both private and governmental entities

•	Significant expertise in the healthcare sector

•	Current and prior experience as a Board member

Directors Whose Term of Office Expires in 2013—Class I Directors

Dr. Srikant M. Datar, age 58, has served as a director of ICF International since July 2006. Dr. Datar is the Arthur Lowes Dickinson Professor at Harvard Business School. Dr. Datar is a Chartered Accountant and has been a professor of accounting and business administration at Harvard since July 1, 1996, previously serving as a professor at Stanford University and Carnegie Mellon University. Dr. Datar is a member of the board of directors of Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and the NYSE, in the form of American Depositary Shares; of KPIT Cummins Infosystems Limited, a public company under Indian Law whose shares are publicly traded on the Mumbai Stock Exchange; and of Stryker Corporation, the shares of which are publicly traded on the NYSE. He has published papers in several leading academic journals and is the co-author of “Rethinking the MBA: Business Education at a Crossroads.” He has consulted with and done field-based research with many corporations and has presented his research to managers and executives in North and South America, Europe, Asia, Australia and Africa. Dr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a Masters in Statistics and Economics and a Ph.D. in Business from Stanford University.

Selected Director Qualifications:

•

Service on boards of other international businesses, including as director of a leading global pharmaceutical company, director of a leading global medical technology company, and director of an Indian high-technology company

•	Substantial teaching and practical experience in accounting and related issues, having been a senior associate dean and a current professor of a leading U.S. university

•	Both academic and broad-based business, finance, and accounting experience

Eileen O’Shea Auen, age 49, has served as a director of ICF International since March 2008. Ms. Auen has been the Chairman and Chief Executive Officer of PMSI, Inc. since December 2008. In 2007, she was the head of Healthcare Management for Aetna. From 2005 to 2007, Ms. Auen was the Chief Executive Officer of APS Healthcare, Inc. (“APS Healthcare”). Prior to her role at APS Healthcare, Ms. Auen was a managing partner of Chapterhouse, LLC from 2004 to 2005; the President of Health Net of the Northeast from 2003 to 2004; and the President of the Southeast Region of Cigna Healthcare from 2000 to 2003. Ms. Auen received a Bachelor of Arts degree from Towson University and a Masters in Business Administration from the University of Virginia.

Selected Director Qualifications:

•	Current and prior experience as a CEO

•	Substantial expertise in healthcare

•	Meaningful experience in the services sector

Peter M. Schulte, age 54, has served as a director of ICF International since June 1999. Mr. Schulte is a Managing Partner, and was a founder in 1995, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company, CM Equity Management, L.P. In addition, Mr. Schulte served as the President, Secretary, and as a director of ATS Corporation, a former publicly traded information technology services firm serving U.S. federal, state, and local government agencies, from April 2005 until January 2007. Mr. Schulte continued to serve as a director of ATS Corporation until its merger with Salient Federal Solutions, Inc., a Delaware corporation, effective March 30, 2012. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including: RGS Associates, Inc.; Preferred Systems Solutions, Inc.; Frontier Global Investment Services, Ltd.; and Xebec Global Corporation. Mr. Schulte received a Bachelor of Arts degree in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

Selected Director Qualifications:

•	Managing partner of the private equity firm that joined with management to purchase the Company in 1999

•	Significant participation in the oversight of the Company’s growth and development since 1999

•	Substantial experience in leading and financing acquisitions in the government services sector

•	Experience on boards of other publicly held companies within the government services sector

Directors Whose Term of Office Expires in 2014—Class II Directors

Dr. Edward H. Bersoff, age 69, has served as a director of ICF International since October 2003. Dr. Bersoff served as the Chairman of ATS Corporation, a former publicly traded information technology services firm located in Northern Virginia serving U.S. federal, state, and local government agencies until its merger with Salient Federal Solutions, Inc., a Delaware corporation, effective March 30, 2012. Dr. Bersoff previously served as the President and Chief Executive Officer of ATS Corporation from January 2007 until January 2011, during which time ATS completed three acquisitions in the federal services industry. Previously, he was chairman and founder of Greenwich Associates, a business advisory firm located in Northern Virginia that was formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and Chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was Chairman, President, and Chief Executive Officer of BTG, Inc. (“BTG”), a publicly traded information technology firm he founded in 1982. Under Dr. Bersoff’s leadership, BTG completed six acquisitions in the federal services industry. In November 2001, BTG was acquired by The Titan Corporation (“Titan”), a NYSE listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold. He also serves on the boards of a number of private companies. Dr. Bersoff holds A.B., M.S., and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/

President Management Program. Dr. Bersoff is the former Rector of the Board of Visitors of Virginia Commonwealth University; a former Trustee of the VCU Medical Center; and a former Trustee of New York University. He currently serves as a Trustee and Chairman of Holy Cross Hospital.

Selected Director Qualifications:

•	CEO position with several publicly held companies

•	Very substantial experience in the government and commercial services sector

•	Experience on boards of other publicly held companies

•	Experience in leading acquisitions in the government services sector

Dr. Ernest J. Moniz, age 67, has served as a director of ICF International since June 2011. Dr. Moniz is the Cecil and Ida Green Professor of Physics and Engineering Systems, Director of the Energy Initiative, and Director of the Laboratory for Energy and Environment at the Massachusetts Institute of Technology, where he has served on the faculty since 1973. Dr. Moniz served as Under Secretary of the Department of Energy (“DOE”) from October 1997 until January 2001. He is a member of President Obama’s Council of Advisors on Science and Technology (“PCAST”) and of the Department of Defense Threat Reduction Advisory Committee. He recently served on the DOE Blue Ribbon Commission on America’s Nuclear Future. Dr. Moniz is a member of the board of directors of American Science & Engineering, Inc., a public company provider of x-ray inspection systems, the shares of which are publicly traded on Nasdaq. Dr. Moniz received a Bachelor of Science degree summa cum laude in physics from Boston College, a doctorate in theoretical physics from Stanford University, and honorary doctorates from the University of Athens, the University of Erlangen-Nuremberg, and Michigan State University. Dr. Moniz is a Fellow of the American Association for the Advancement of Science, the Humboldt Foundation, and the American Physical Society and a member of the Council on Foreign Relations.

Selected Director Qualifications:

•	Substantial expertise in the energy field

•	Extensive experience within the government, particularly with regard to energy policy

•	Service on boards of other public companies

During 2010, in connection with its review of the Board nomination process, the Governance and Nominating Committee revised its non-exclusive “Board selection guidelines” to assist the committee in evaluating candidates for the Board. These guidelines, and an indication of which of the guideline criteria are particularly satisfied by each nominee and continuing director, are summarized below:

Guideline Criteria	Eileen O’Shea Auen	Edward H. Bersoff	Srikant M. Datar	Sudhakar Kesavan	S. Lawrence Kocot	Ernest J. Moniz	Peter M. Schulte
Reputation for integrity, honesty and adherence to high ethical standards	X	X	X	X	X	X	X

Demonstrated business and financial acumen and experience	X	X	X	X	X	X	X

Willingness and ability to contribute positively to the collegial decision-making process of the Board	X	X	X	X	X	X	X

Other professional experience/familiarity within the government contracting industry		X		X	X	X	X

Prominence within professional discipline and/or industry	X	X	X	X	X	X	X

Commitment to attend and participate in Board and Board Committee meetings regularly	X	X	X	X	X	X	X

No conflict of interest that would impair ability to represent the interests of all Company stockholders and fulfill responsibilities of a director	X	X	X	X	X	X	X

Contribute to Board diversity (in terms of race, gender, national origin, etc.)	X		X	X

Strengths and experience that contribute to ability to serve effectively on one or more Board Committees (audit, compensation, governance and nominating)	X	X	X	X	X	X	X

Operational experience serving as the CEO, COO, CFO or in a similar position with a significant services business	X	X		X

Experience in leading mergers and acquisitions	X	X		X			X

Experience in integrating acquired businesses after mergers and acquisitions		X		X

Familiarity with capital markets, financing transaction strategy, and investor relations	X	X	X	X			X

Director experience serving on boards of other public companies		X	X			X	X

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for fiscal year 2012 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2011. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions by stockholders. Ratification of the appointment of Grant Thornton as our independent registered public accounting firm requires a majority of the votes entitled to vote thereon present in person or by proxy at the annual meeting. If our stockholders do not ratify Grant Thornton as our independent registered public accounting firm, the Audit Committee will reconsider its decision. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2012.

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2010 and 2011:

	2011	2010
Audit Fees	$903,423	$839,801
Audit-Related Fees	—	—
Tax Fees	21,204	4,497
All Other Fees	7,709	—

Total	$932,336	$844,298

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees comprise fees for professional services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal controls over financial reporting that are not reported in “Audit Fees.” There were no audit-related fees rendered by Grant Thornton in 2010 or 2011 that meet the above category description.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. Additional professional services with respect to tax compliance, tax advice and tax planning were performed by other tax services providers.

All Other Fees

These are fees for professional services rendered by Grant Thornton for transaction related issues in 2011.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees; as a matter of practice, the Audit Committee also approves the engagement of other firms engaging in audit services for the Company, such as in an acquisition capacity. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed the fees described above, and believes that such fees are compatible with maintaining the independence of Grant Thornton.

PROPOSAL 3—ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM

In June of 2011, the Board of Directors approved a resolution providing that ICF International would hold an annual stockholder advisory vote on executive compensation, as advised by ICF International’s stockholders at the 2011 Annual Meeting. Pursuant to that resolution, this proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse ICF International’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve ICF International’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the votes entitled to vote thereon present in person or by proxy at the annual meeting.

The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution, reflects a pay-for-performance culture at ICF International that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of stockholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision, the Board asks that stockholders consider the following:

•	ICF International’s executive compensation program is incentive based and reflects a pay-for-performance culture.

•

ICF International’s executive compensation program relies heavily on stock-based awards vesting over a period of time—restricted stock units vesting over a period of four years and non-qualified stock options vesting over a period of three years.

•	ICF International offers only limited and restricted perquisites.

In addition, at ICF International’s 2011 Annual Meeting, a substantial majority of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. The Compensation Committee and the Board believe this affirms the stockholders’ support of ICF International’s approach to executive compensation.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee of the Board will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE

REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE

COMPENSATION PROGRAM.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. The Board met eight times during 2011. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2011, each director attended at least 75% of the total meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in 2011, with the exception of Dr. Moniz, who was not appointed until after the annual meeting of stockholders occurred.

Corporate Governance Guidelines

Our Board of Directors has established a set of Corporate Governance Guidelines that addresses such matters as director qualifications, director nominations, Board composition, director meetings, Board committees, and other matters. The Board believes such guidelines, which are reviewed from time to time, are appropriate for the Company in its effort to maintain “best practices” as to corporate governance.

Director Independence

The Board has affirmatively determined that Ms. Eileen O’Shea Auen, Drs. Edward H. Bersoff, Srikant M. Datar and Ernest J. Moniz, and Messrs. Richard M. Feldt, Joel R. Jacks, and Peter M. Schulte, are independent directors in accordance with the requirements of Nasdaq and the rules of the SEC. Board nominee S. Lawrence Kocot will also be independent in accordance with those same standards. We believe we comply with all applicable requirements of the SEC and Nasdaq relating to director independence and the composition of the committees of our Board of Directors.

Board Leadership Structure; Lead Independent Director

The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages:

•	the Chief Executive Officer is the director most familiar with the Company’s business and industry and is best situated to lead Board discussions on important matters affecting ICF International;

•	combining the Chairman and Chief Executive Officer positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chairman and Chief Executive Officer contributes to a more efficient and effective Board without affecting the independence of the Board.

In 2008, the Board of Directors determined that it would be in the best interests of the Company and its stockholders to designate a lead director who would be an independent director and, among other duties: preside over executive sessions of the independent directors; consult with the Chairman and Chief Executive Officer regarding scheduling and agendas for Board meetings; chair Board meetings in the Chairman’s absence; act as a liaison between the independent directors and management; meet with any director whom the lead director deems is not adequately performing his or her duties as a member of the Board or any committee; consult with the Chairman and Chief Executive Officer on matters relating to corporate governance and Board performance; and lead the deliberation and action by the Board or Board committee regarding any offer, proposal, or other solicitation or opportunity involving a possible acquisition or other change in control of the Company. Dr. Bersoff has served as our lead director from June 5, 2008 to the present.

Each of the directors other than Mr. Kesavan is independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions over which the lead director presides. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions. Following an executive session of the independent directors, the lead director acts as a liaison between the independent directors and the Chairman concerning any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board has complete access to the Company’s management team, and the Board and its committees regularly receive reports from management on the Company’s business affairs and the issues it faces.

The charter of the Governance and Nominating Committee calls for an annual review of the lead director position. At its meeting on September 15, 2011, the Company’s Governance and Nominating Committee considered whether the Board’s leadership structure, which includes a lead director and Mr. Kesavan serving as both Chairman and Chief Executive Officer, should be changed. In connection with this discussion, it was noted that both Dr. Bersoff, who has served as the Company’s lead director for nearly four years, and Mr. Kesavan understand their roles and carry them out effectively. Based on the Company’s favorable experience with this Board leadership structure and the factors outlined above, the Committee concluded that the current leadership structure serves the Company well and there is no need to alter that structure at the present time.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Our business is subject to various types of risk. Some of the Company’s most significant risks are outlined in our 2011 Annual Report on Form 10-K under Item 1A, “Risk Factors.” Our Board oversees our risk management processes that are implemented by management, including ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Mr. Kesavan is independent, and the Board believes that this independence provides effective oversight of management. The Board as a whole regularly reviews information and reports from members of senior management on areas of material risk, including risks related to the markets served by the Company and contract execution risks. The Audit Committee reviews and evaluates the Company’s overall risk profile, and the procedures and policies implemented by management to identify and manage such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our ad hoc Mergers & Acquisitions Committee considers the risks associated with potential acquisitions.

Board Committees

The Board has an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each composed of a majority of independent directors as defined by Nasdaq, as well as an ad hoc Mergers & Acquisitions Committee. Each committee has a charter and a current copy of each charter can be found in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com).

Audit Committee. The Board has a separately designated standing Audit Committee as defined in Section 3(a)(58)(A) of the Exchange Act. It is currently composed of Drs. Srikant M. Datar and Ernest J. Moniz, Mr. Feldt and Mr. Jacks. The Audit Committee met nine times during 2011. Dr. Datar is the Committee Chair. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Datar is an “audit committee financial expert” as defined under SEC rules and regulations by virtue of his background and experience. Dr. Datar also qualifies as a financial expert in accordance with the listing standards of Nasdaq applicable to Audit Committee members. Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Exchange Act and in accordance with the listing standards of Nasdaq. We expect the Audit Committee to meet at least four times per year.

The Audit Committee: appoints our independent registered public accounting firm; reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public; monitors compliance with the Company’s Code of Business Ethics and Conduct (the “Code of Ethics”); reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure; and reviews the Company’s accounting, internal and external auditing, and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. As a matter of practice, the Audit Committee also approves the engagement of other firms engaging in audit services for the Company, such as in an acquisition capacity. All of the non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Audit Committee Report” in this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Ms. Auen, Dr. Bersoff and Messrs. Feldt and Schulte. The Compensation Committee met six times during 2011. Dr. Bersoff is the Committee Chair.

The Compensation Committee: provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, and compensation. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement, and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this proxy statement under “Compensation Committee Report.”

We expect the Compensation Committee to meet not less often than twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Governance and Nominating Committee. The Governance and Nominating Committee is currently composed of Ms. Auen and Drs. Bersoff and Datar. The Governance and Nominating Committee met six times during 2011. Ms. Auen is the Committee Chair.

The Governance and Nominating Committee: identifies and recommends candidates to be nominated for election as directors at ICF International’s annual meeting, consistent with criteria approved by the full Board; annually evaluates and reports to the Board on its performance and effectiveness; annually reviews the composition of each Board committee and presents recommendations for committee membership to the full Board as needed; researches, evaluates, and recommends director compensation; considers and advises the Board on matters relating to the affairs or governance of the Board; considers matters relating to senior management succession; and reviews and approves all potential “related person transactions” as defined under SEC rules.

Mergers & Acquisitions Committee. The ad hoc Mergers & Acquisitions Committee (“M&A Committee”) is currently composed of Messrs. Jacks and Schulte. The M&A Committee met once during 2011. Mr. Schulte serves as the Committee Chair. The purpose of the M&A Committee is to review and assess, and assist the Board of Directors in reviewing and assessing, the capital structure of the Company, potential acquisitions, strategic investments, and divestitures.

Compensation Committee Interlocks and Insider Participation

Ms. Auen, Dr. Bersoff and Messrs. Feldt and Schulte were members of the Compensation Committee for the year ended December 31, 2011. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Selecting and Nominating Directors

The Governance and Nominating Committee is responsible for nominating director candidates and considering director nominees. The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders, or other persons. It is expected that the Governance and Nominating Committee will have direct input from the Chairman and Chief Executive Officer and the lead director, as appropriate.

Identified candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. As described below, the Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement. Following verification of the stockholder status of any person proposing a candidate, recommendations are considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder.

The Governance and Nominating Committee maintains and periodically updates its non-exclusive “Board selection guidelines” to assist the committee in evaluating candidates for the Board; no changes were made to the guidelines in the last year, which are summarized above under “Proposal 1: Election of Directors” except to add information regarding Mr. Kocot and Dr. Moniz and to remove information regarding Messrs. Feldt and Jacks.

As suggested by our Board selection criteria summarized above, the Governance and Nominating Committee and Board believe that diversity should play a role in the selection of directors, although neither has developed a formal policy regarding the consideration of diversity. Accordingly, the Governance and Nominating Committee takes into account factors such as race, gender, and national origin in evaluating nominees for Board membership.

Nominees should typically be able to serve for at least five years before reaching age 72. There are no stated minimum criteria for director nominees, and the Board may also consider such factors as it deems appropriate and in the best interests of the Company and our stockholders.

As mentioned above, we will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Corporate Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares of the Company which are, directly or indirectly, owned by such stockholder, as well as options, warrants, convertible securities, stock appreciation rights, and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right, directly or indirectly, to vote any shares of any security of the Company; (iv) any short interest in any security of the Company directly or indirectly owned by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary (in accordance with the time periods prescribed for delivery of notice under the Company’s Bylaws) at the above address a written response to a questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person: (i) is not and will not become a party to (x) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

The Company has engaged a professional search firm to identify and assist the Governance and Nominating Committee in identifying, evaluating and conducting due diligence on potential director nominees in the near term to fill the vacancy left by Messrs. Feldt and Jacks that is not filled by Mr.  Kocot’s nomination, as well as other potential candidates in the event the Board is expanded.

Board Stock Ownership Guidelines

In March 2011, upon the recommendation of the Governance and Nominating Committee, the Board of Directors adopted a revised Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee members of the Board of Directors of the Company be expected to own shares of Company common stock valued at five times such director’s annual cash retainer, which may include shares of unvested restricted stock (i.e., as of June 1, 2012, directors are strongly encouraged to hold common stock valued at $300,000 (or 5 times $60,000)). Such ownership level is to be achieved over a period of four years after becoming a member of the Board. Six of the non-employee members of the Board of Directors already satisfy this guideline, based on the Company’s closing stock price of $26.12 per share on April 2, 2012.

Stockholder Communications with the Board

You may contact the Board of Directors by sending a letter marked “Confidential” and addressed to the Board of Directors, ICF International, Inc., c/o Corporate Secretary, 9300 Lee Highway, Fairfax, Virginia 22031 USA. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or individual directors, as appropriate. Communications that are intended specifically for the lead director, the independent directors, or non-management directors should be marked as such.

Director Compensation

The following discussion outlines the compensation that was paid to non-employee directors during 2011, as well as our anticipated director compensation structure for 2012. The compensation of our Board of Directors is evaluated in the fall of each year and at such additional times as deemed appropriate by our Governance and Nominating Committee, and historically became effective October 1 following approval by the entire Board. However, in late 2010, the Governance and Nominating Committee retained AonHewitt to conduct an analysis of outside director compensation of our peer companies and present its findings to such committee in January 2011. AonHewitt found ICF International to be below the market median (50th percentile) for total compensation opportunity compared to its peers. Based upon those findings, the Governance and Nominating Committee adjusted outside director compensation at its March 4, 2011 meeting. The new compensation policy became effective in April for cash compensation and in June for stock compensation.

Directors who are employed by us do not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

2011 Board Compensation

Cash Compensation. Our non-employee directors receive compensation quarterly, based upon a quarterly amount of the aggregate annual payment they each are entitled to receive depending upon each director’s committee membership.

During 2010 and for the first quarter of 2011, our non-employee directors received quarterly compensation based upon the following payment schedule. Each non-employee director received an annual cash retainer of $45,000 covering up to four regular Board meetings during a year, one annual meeting, and a reasonable number of special Board meetings. The chair of the Audit Committee received $26,000 annually (including member fee), and each other Audit Committee member received $6,000 annually. The chair of the Compensation Committee received $16,000 annually (including member fee), and each other Compensation Committee member received $6,000 annually. The chair of the Governance and Nominating Committee received $14,000 annually (including member fee), and each other Governance and Nominating Committee member received $6,000 annually. The members of the M&A Committee received $1,500 per meeting. The lead director received an annual fee of $20,000.

In March of 2011, the Board determined that our non-employee director compensation should be adjusted and the following changes were reflected in director compensation beginning in the second quarter of 2011. The annual cash retainer was adjusted to $60,000 covering up to four regular Board meetings during a year, one annual meeting, and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings are determined by the Board of Directors or the Governance and Nominating Committee. No additional retainer was paid to any of our non-employee directors for 2011. The chair of the Audit Committee received $32,000 (including member fee) and each other Audit Committee member received $12,000. The chair of the Compensation Committee received $18,000 (including member fee) and each other Compensation Committee member received $8,000. The chair of the Governance and Nominating Committee received $18,000 (including member fee) and each other Governance and Nominating Committee member received $8,000. Compensation for members of the M&A Committee and the lead director remained the same.

Board members may elect to convert their quarterly cash compensation into our common stock at the fair value of our common stock on the quarterly payment date.

Restricted Stock Grants. Prior to 2011, non-employee members of the Board received: (i) upon first being elected to the Board, an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount; and (ii) starting with their second year of service, annual grants of restricted stock with a fair market value equal to $72,000, issued quarterly. In 2011, the initial restricted stock grants were discontinued, as were the quarterly Board service awards commencing with the second year anniversary of Board service. In their place, an equity grant of restricted stock valued at $120,000 was made to each director, with the first such annual equity grant made to all directors on June 3, 2011, including Dr. Moniz who joined the Board on that date. These restricted stock grants were initially scheduled to vest on their one year anniversary; the Governance and Nominating Committee has since adjusted their term to vest on the next annual meeting date, or June 1, 2012 in the case of the restricted stock grants made in 2011.

Director Compensation Table for 2011

The following table provides the compensation received by individuals who served as non-employee directors of the Company during 2011.

Name(1)	Fees Earned or Paid in Cash or Stock(2) ($)	Stock Awards(3) ($)	Total ($)
(a)	(b)	(c)	(h)
Eileen O’Shea Auen	$80,750	$167,973	$248,723
Dr. Edward H. Bersoff	101,250	167,973	269,223
Dr. Srikant M. Datar	94,250	167,973	262,223
Richard M. Feldt	74,250	167,973	242,223
Joel R. Jacks	66,750	167,973	234,723
Dr. Ernest J. Moniz	37,603	119,987	157,590
Peter M. Schulte	63,750	167,973	231,723

(1)	Sudhakar Kesavan is not included in this table because during 2011 he was an employee of the Company and therefore received no compensation for his director service. The compensation received by Mr. Kesavan as an employee of the Company is shown in the 2011 Summary Compensation Table below.

(2)	Includes quarterly payments made in the form of restricted common stock in lieu of cash at the election of each director.

(3)	In accordance with the SEC’s rules, the amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in 2011.

2012 Board Compensation

The Board currently intends to utilize the same compensation structure for its non-employee directors in 2012.

Code of Ethics

On May 4, 2010, the Board of Directors adopted an updated Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers, and employees. The Code of Ethics requires that the Company’s directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

The Code of Ethics and all Board committee charters are posted in the Investor Relations – Corporate Governance portion of our website (www.icfi.com). A copy of any of these documents is available in print (free of charge to any stockholder) who requests a copy by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary. The Company will disclose on its website at www.icfi.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments) and our approval of any material departure from a provision of the Code of Ethics that has been made known to any of our executive officers.

Certain Relationships and Transactions with Related Persons

Our Code of Ethics, which applies to all directors, executive officers, and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us and/or our stockholders. In addition, the Board of Directors has adopted a written policy on interested director transaction reporting and approval designed to alert the Board, and in particular the Governance and Nominating Committee, of material transactions involving the Company and directors and their affiliates so that the Board may be aware of and consider such transactions in advance, on a case-by-case basis. As to matters coming before the Board in which individual directors may have a personal interest, the Board has adopted procedures to ensure that all directors voting on such a matter disclose the personal interest, abstain from voting on the matter, and discuss the transaction with counsel if necessary. The Board has delegated the task of discussing, reviewing, and approving transactions between the Company and any of our executive officers or Board members to the Governance and Nominating Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than: (i) equity and other compensation, termination, change-in-control and other arrangements, which are described in the section captioned “Executive Compensation —Potential Payments upon Termination or Change in Control,” and (ii) our firm’s involvement in the MIT Energy Initiative (“MITEI”), an interdisciplinary program to address short-term and long-term global energy issues, problems and needs that encompass scientific, technological, environmental, economic, political, managerial and security concerns. Dr. Ernest Moniz, who became a member of the ICF International Board of Directors in June 2011, is the director of MITEI. Although Dr. Moniz is director of, and compensated by, MITEI, the organization administering the particular project contract in which the Company participates, Dr. Moniz does not receive any salary, benefits or other payments specific to the Company’s project. ICF International negotiated the terms of its participation in, and became a member of, this program in late April/early May 2011, which predated Dr. Moniz’s appointment to the Board of Directors. In connection with its involvement in MITEI, ICF International has pledged to commit $125,000 a year for its five-year membership term. The Company intends to make its scheduled $125,000 contribution in 2012. Each of these items has been approved in accordance with the procedures outlined above.

Other Transactions Considered for Independence Purposes

For each director and nominee for director who is identified as independent, the SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as related person transactions, but that were considered by the Board of Directors in determining that the director is independent. Each transaction that the Company believes is a related person transaction, if any, is described immediately above under the caption “Certain Relationships and Transactions with Related Persons.” There were, however, transactions with independent directors that did not rise to the level of a related person transaction, but that were considered for independence purposes. The Board of Directors affirmatively determined that each of such transactions did not impair the applicable director’s independence.

EXECUTIVE OFFICERS OF THE COMPANY DURING 2011

The following table includes information with respect to the individuals who served as our executive officers during 2011. Mr. Ronald P. Vargo served as our Chief Financial Officer until May 11, 2011, at which point Ms. Sandra B. Murray, a Senior Vice President of the Company, became our Interim Chief Financial Officer. Since both served in the capacity of our principal financial officer during 2011, both are included in our named executive officer disclosure for 2011. On September 6, 2011, Ms. Murray and the Company entered into a severance letter agreement that remains in effect until: (i) June 30, 2012; or (ii) a new Chief Financial Officer is selected. The Board of Directors has not yet named a new Chief Financial Officer although leads are being pursued. We intend to name a permanent Chief Financial Officer in the near future. All executive officers serve at the pleasure of our Board of Directors. The biographical information for Mr. Kesavan is found under “Nominees for Election as Director for a Term Expiring in 2015—Class III Directors.”

Name	Age	Title
Sudhakar Kesavan	57	Chairman and Chief Executive Officer
John Wasson	50	President and Chief Operating Officer
Sandra B. Murray	56	Interim Chief Financial Officer and Senior Vice President
Ellen Glover	57	Executive Vice President - Technology & Management Solutions
Isabel S. Reiff	62	Executive Vice President - Corporate Business Development
Gerald M. Croan	62	Executive Vice President - Corporate Strategy
Ronald P. Vargo	58	Former Executive Vice President and Chief Financial Officer

John Wasson, age 50, serves as President and Chief Operating Officer of ICF International and has been with the Company since 1987. On June 7, 2010, Mr. Wasson was named President of the Company, replacing his former title of Executive Vice President. Mr. Wasson has served the Company in various capacities over the last 24 years, joining the Company as an associate in 1987, becoming a senior associate in 1989, a project manager in 1991, vice president in 1994, senior vice president in 1998, executive vice president in 2001 and Chief Operating Officer in 2003. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Sandra B. Murray, age 56, serves as the Company’s Interim Chief Financial Officer and Senior Vice President. She joined the Company in 2009 as the Senior Vice President of Administration and Contracts and became our Interim Chief Financial Officer on May 11, 2011. Prior to joining the Company, Ms. Murray served as Senior Vice President-Finance and Business Operations for Science Applications International Corporation (“SAIC”), a leading provider of scientific, engineering, systems integration and technical services and solutions, and from 2005 to 2006 was SAIC’s Senior Vice President-Research, Development, Test & Evaluation Group Controller. From 2004 to 2005, she served as Vice President of Finance of ARINC, Inc., a supplier of aviation air/ground communications and technology to the U.S. government, and from 1998 to 2004 was Chief Financial Officer/Vice President of Finance for Honeywell Technology Solutions Inc., a services subsidiary of Honeywell International. Ms. Murray holds an MBA in Finance from Loyola College and a Bachelor of Science in Accounting from the University of Baltimore and is a Certified Public Accountant.

Ellen Glover, age 57, joined ICF International as an Executive Vice President in 2005. Prior to joining the Company, Ms. Glover served as the Vice President and General Manager of Dynamics Research, a publicly traded professional and technical services contractor to federal and state government agencies, which acquired Impact Innovations Group. Prior to the acquisition, from 2002 to 2004, Ms. Glover served as President of Impact Innovations Group, a provider of information technology services to federal and commercial markets. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies. Ms. Glover served as President and Chief Operating Officer of Advanced Technology Systems from 1994 to 2002, as Director of Operations from 1990 to 1993, and as a Program Manager prior to 1990. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006, and Executive Vice Chair from 2004 to 2005. In addition, Ms. Glover has served on the boards of Information Technology Association of America and Women in Technology. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award and the 2001 Federal Computer Week Federal 100 Eagle Award. In 2010, Ms. Glover was elected to the Executive Committee of the Board of the Professional Services Council. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Isabel S. Reiff, age 62, serves as an Executive Vice President of Corporate Business Development for the Company. She joined ICF International in 1989 and has more than 30 years of experience in public policy and program consulting. She became an Executive Vice President on February 27, 2010 and she leads the Company’s business development, marketing and communications. At ICF International she has managed client engagements in housing and community development, environmental, and transportation sectors. She has also held positions with federal and local governments. She holds a B.A. from Mount Holyoke College and an M.A. in Architecture and Urban Planning from the University of California, Los Angeles.

Gerald Croan, age 62, serves as an Executive Vice President of ICF International and the lead for Corporate Strategy, as well as the president of the Company’s subsidiary, Caliber Associates, Inc. (“Caliber”), which focuses on our health, human services, and social programs market. Mr. Croan joined the Company as an Executive Vice President with our acquisition of Caliber effective October 1, 2005. Mr. Croan founded Caliber in 1983 and has served as its president since its inception. Mr. Croan’s prior experience includes extensive research, evaluation and strategic advisory services in the child, youth, family and community programs field. Mr. Croan’s work has been recognized by the U.S. Department of Defense, Department of Justice, and Department of Health and Human Services. Prior to founding Caliber, Mr. Croan served as a senior manager at two consulting organizations and with the Pennsylvania Department of Justice. Mr. Croan holds a Bachelor of Science degree and a Master of City Planning degree from the Massachusetts Institute of Technology. Mr. Croan has served on the Board of the National Association of Child Care Resource and Referral Agencies, an Arlington, Virginia-based non-profit organization, since 2003 and on the Board of the National Learning Institute, a Washington, D.C.-based non-profit organization, since 2001, and was recently appointed to the Research Advisory Council for George Washington University.

Ronald P. Vargo, age 58, served as Executive Vice President and Chief Financial Officer of ICF International until May 11, 2011, when Sandra B. Murray became our Interim Chief Financial Officer. Mr. Vargo joined the Company as Executive Vice President on March 1, 2010 and became Chief Financial Officer on April 1, 2010. Prior to joining the Company, Mr. Vargo served as the executive vice president and chief financial officer of Electronic Data Systems Corporation (“EDS”), a former $22 billion global technology services company, from 2006 to 2008 until EDS was acquired by Hewlett-Packard Company. Prior to his role as executive vice president and chief financial officer, Mr. Vargo served in the positions of vice president and treasurer of EDS from 2004 to 2006. Prior to joining EDS, Mr. Vargo was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a former $17 billion global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. TRW was acquired by Northrop Grumman Corporation in 2002. Mr. Vargo served TRW in the positions of vice president and treasurer from 1991 to 1994, then vice president of strategic planning and business development from 1994 to 1999, and then vice president and treasurer again from 1999 to 2003.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 2, 2012, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each person who was a named executive officer; and

•	all of our directors and named executive officers as a group.

The percentages shown in the following table are based on 19,902,495 shares of common stock outstanding as of April 2, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options and restricted stock units (“RSUs”) held by that person that were exercisable as of April 2, 2012, or within 60 days of that date. The shares issuable under those options and RSUs are treated as if they were outstanding for computing the percentage ownership of the person holding those options or RSUs, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties. Unless otherwise indicated, the address of each person is: c/o ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage
Directors & Executive Officers
Sudhakar Kesavan(1)	201,689	1.0%
John Wasson(2)	110,189	*
Sandra Murray(3)	10,060	*
Ronald Vargo(4)	—	—
Ellen Glover(5)	65,636	*
Isabel Reiff(6)	9,327	*
Eileen O’Shea Auen	22,928	*
Dr. Edward H. Bersoff	37,038	*
Dr. Srikant M. Datar(7)	23,579	*
Richard M. Feldt	17,023	*
Joel R. Jacks	73,570	*
S. Lawrence Kocot(8)	—	—
Dr. Ernest J. Moniz	4,952	*
Peter M. Schulte	218,164	1.1%
Directors, Director Nominees and Named Executive Officers as a group (14 persons)	794,155	3.9%

Beneficial Owners Holding More Than 5%
Neuberger Berman Group LLC and affiliates as a group(9) 605 Third Avenue New York, NY 10158	1,447,337	7.3%

BlackRock, Inc. and affiliates as a group(10) 40 East 52nd Street New York, NY 10022	1,037,549	5.2%

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage
The Vanguard Group, Inc. (11) 100 Vanguard Blvd. Malvern, PA 19355	988,724	5.0%

Security Investors, LLC(12) One Security Benefit Place Topeka, KS 66636-0001	1,086,920	5.5%

The Bank of New York Mellon Corporation and affiliates as a group(13) One Wall Street, 31st Floor New York, NY 10286	1,212,534	6.1%

William Blair & Company, L.L.C.(14) 222 W. Adams Chicago, IL 60606	2,068,021	10.4%

*	Represents beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 101,227 shares of common stock and 4,361 shares of common stock, after tax withholding, that Mr. Kesavan received upon the April 8, 2012 vesting of 7,987 RSUs.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 69,478 shares of common stock and 2,524 shares of common stock, after tax withholding, that Mr. Wasson received upon the April 8, 2012 vesting of 4,368 RSUs.

(3)	The total number of shares listed as beneficially owned by Sandra Murray includes options to purchase 5,371 shares of common stock.

(4)	Mr. Vargo is no longer a reporting person of the Company, so his beneficial ownership is no longer publicly available.

(5)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 39,581 shares of common stock and 662 shares of common stock, after tax withholding, that Ms. Glover received upon the April 8, 2012 vesting of 1,165 RSUs.

(6)	The total number of shares listed as beneficially owned by Isabel Reiff includes options to purchase 7,619 shares of common stock and 764 RSUs that will vest on May 8, 2012.

(7)	The total number of shares listed as beneficially owned by Dr. Srikant M. Datar includes 18,627 shares of common stock held in an estate planning trust of which Dr. Datar is a co-trustee.

(8)	Mr. Kocot is a director nominee for the 2012 annual stockholder meeting and as such does not yet hold shares of Company common stock.

(9)	Based upon information contained in the Schedule 13G/A filed by Neuberger Berman Group LLC (“Neuberger Berman”) with the SEC on February 15, 2012, Neuberger Berman beneficially owned 1,447,337 shares of common stock as of December 31, 2011, with sole voting power over no shares, shared voting power over 1,418,342 shares, sole dispositive power over no shares and shared dispositive power over 1,447,337 shares.

(10)	Based upon information contained in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 9, 2012, BlackRock beneficially owned 1,037,549 shares of common stock as of December 30, 2011, with sole voting power over 1,037,549 shares, shared voting power over no shares, sole dispositive power over 1,037,549 shares and shared dispositive power over no shares.

(11)	Based upon information contained in the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 8, 2012, Vanguard beneficially owned 988,724 shares of common stock as of December 31, 2011, with sole voting power over 26,321 shares, shared voting power over no shares, sole dispositive power over 962,403 shares and shared dispositive power over 26,321 shares.

(12)	Based upon information contained in the Schedule 13G/A filed by Security Investors, LLC (“SI”) with the SEC on January 31, 2012, SI beneficially owned 1,086,920 shares of common stock as of December 31, 2011, with sole voting power over 1,086,920 shares, shared voting power over no shares, sole dispositive power over 1,086,920 shares and shared dispositive power over no shares.

(13)	Based upon information contained in the Schedule 13G filed by The Bank of New York Mellon Corporation (“The Bank of New York Mellon”) with the SEC on January 30, 2012, The Bank of New York Mellon beneficially owned 1,212,534 shares of common stock as of December 31, 2011, with sole voting power over 1,075,221 shares, shared voting power over no shares, sole dispositive power over 1,111,664 shares and shared dispositive power over 100,870 shares.

(14)	Based upon information contained in the Schedule 13G/A filed by William Blair & Company, L.L.C. (“William Blair”) with the SEC on January 30, 2012, William Blair beneficially owned 2,068,021 shares of common stock as of December 31, 2011, with sole voting power over 2,068,021 shares, shared voting power over no shares, sole dispositive power over 2,068,021 shares and shared dispositive power over no shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy. The Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable, and competitive. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to other Company key employees. The six executives included in the Summary Compensation Table on page 35 are referred to as our named executive officers.

Compensation Philosophy and Objectives

In the fall of 2011, the Committee retained AonHewitt to assist the Committee in reviewing the Company’s compensation policies and practices for 2012. In particular, AonHewitt was asked to compare such policies and procedures to current trends in executive compensation by peer companies and assist with competitive benchmarking for executive positions. For 2011 to 2012, AonHewitt did not conduct a compensation analysis of the Company’s Board, which analysis had just been conducted, and such compensation adjusted, the year prior. AonHewitt has been and is retained by the Committee, from time to time, as necessary; it was retained in 2012 by the Committee to conduct an ISS-style quantitative assessment of the Chief Executive Officer’s compensation to ensure that it is in conformity with the likely ISS-selected peer group. The Company’s management also provides information to, and discusses alternatives directly with, AonHewitt at the direction of the Committee.

As a result of its executive officer compensation review, which continued through March of 2012, the Company’s fundamental compensation philosophy, which has the objectives set forth below, remained:

•

Reward performance and contribution to our business. Our compensation programs should be designed to reward extraordinary performance with commensurate compensation; likewise, where individual performance falls short of expectations and/or Company performance lags behind the peer group performance, the programs should deliver lower payouts.

•

Pay-for-performance and retention must be balanced. Although performance is a key element of the Company’s compensation philosophy, in order to attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies that compete with us for talent. In general terms, the objective is to target Company executives’ total compensation at the 50th percentile of the Company’s approved peer group for “on plan” performance.

•

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity participation to align their individual financial interests with those of our stockholders.

•

The relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to understand easily how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the business unit’s and Company’s achievement of its strategic and operational goals.

•

Provide only necessary perquisites for named executives. Our compensation programs should include only those perquisites necessary to attract and retain named executives and/or improve the named executive’s ability to carry out his or her responsibilities safely and effectively.

Based on the AonHewitt review, the Committee maintained the following guidelines for the Company’s 2012 executive officer compensation program:

•	Development of Performance Goals. Each year, Company management presents its budget, revenue forecast, and strategy to the Board in the November/December timeframe, allowing the Board and management to develop a consensus on financial and strategic goals for the following year. These goals are reflected in the compensation program for the following year and the metrics that will drive individual performance goals, total compensation targets, and actual compensation levels.

•

Elements of Compensation Program. The actual awards are based on the performance of the Company and the executive. This means that the mix of pay may be different each year from the identified targets for each pay component, providing the Committee with the greatest amount of flexibility in awarding incentive compensation and pay adjustments each year. In general, the mix of compensation consists of base salary and both short-term incentive (which will normally take the form of cash) and long-term equity incentive. During 2011, the long-term equity incentive for named executives was based on an equity distribution as follows:

–	50% options with a three-year vesting schedule of one-third each year following the distribution; and

–	50% RSUs with a four-year vesting schedule of one-fourth each year following the distribution.

•

Target Payout for On Plan Performance. Compensation is targeted at the 50th percentile of the 2012 Peer Group (as defined below) to establish a baseline for compensation. During 2012, “on plan” performance was defined as achieving 85% to 115% of performance goals. If the Company fails to achieve “on plan” performance, such failure would affect both overall and individual incentive awards, although the effects of shortfalls on cash bonuses would likely be more pronounced than on long-term incentives. The Company’s actual performance as compared to the goals would be assessed and applied to ranges within “on plan” target compensation in establishing the appropriate payout levels.

•

Potential Payout for Above Plan Performance. The potential to earn more compensation is at the discretion of the Committee, subject to any restrictions imposed by Section 162(m) of the Code and the terms of the 2010 Omnibus Incentive Plan (the “Omnibus Plan”). Potential payouts are established for performance that exceeded 115% of the annual performance goals. The maximum total direct compensation that may be earned for superior performance is 160% of total targeted compensation, unless the Committee recommends otherwise.

•	Performance-Based and Discretionary Incentive Compensation. The named executive officers’ annual incentive compensation is weighted as follows:

–	80% in the form of a potential “performance-based bonus” tied to one or more financial goals set forth in the Omnibus Plan, the cash portion of which was designed to comply with Section 162(m) of the Code; and

–	20% in the form of a separate “discretionary bonus,” payable at the discretion of the Committee based on specific business challenges the executives face during the fiscal year, with the bonus contingent on achievement of non-financial goals identified as to each executive but not contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the “performance-based bonus” discussed above. In extraordinary situations, the Committee retains the right to increase the discretionary portion of the bonus.

•

Threshold. The minimal level of performance that must be achieved before bonus and equity distributions can be earned and/or distributed is 85%. If the Company achieves less than 85% of its annual performance goals, then no cash bonuses will be distributed but no less than 80% of the targeted long-term incentive awards will be distributed.

•

CEO and COO Total Compensation Relationship. In September 2011, the Committee determined that generally the chief operating officer’s total targeted annual compensation should be approximately 60% of the chief executive officer’s total targeted annual compensation.

•

Impact of Acquisitions. Because merger and acquisition transactions are an integral element of our growth strategy, the executives’ compensation structure reflects the time and effort to successfully identify, negotiate and integrate acquisitions. Typically, our executives are rewarded for this activity through share price appreciation in the long-term incentive component, rather than through an explicit cash award tied to merger and acquisition transactions. However, assuming a transaction exceeds 10% of the Company’s prior year’s gross revenue, then based on the timing and size of the acquisition, executives may be given an opportunity to earn an extra incentive, with no change in previously established performance targets.

•	Assessment of Annual Performance. For purposes of compensation awards:

–	The CEO’s performance is assessed by the Committee.

–	The COO’s and CFO’s performance is assessed by the Committee and the CEO.

–	The remaining executive officers’ performance is assessed by the CEO, COO, CFO, and the Committee.

Implementing Our Objectives

Use of Market Data

As explained above, the Committee retained AonHewitt to assist with, among other things, competitive benchmarking. In connection with its review and assessment, AonHewitt collected competitive data for public companies in the same service sector and executive labor market. The peer group, selected with approval by the Committee, is comprised of publicly traded U.S.-based professional services companies that serve the government sector. The companies comprising the 2012 compensation peer group (the “2012 Peer Group”) were the following:

CACI International Inc.	CRA International, Inc.	Dynamics Research Corp.

FTI Consulting, Inc.	Huron Consulting Group Inc.	ManTech International Corp.

Navigant Consulting, Inc.	NCI, Inc.	Booz Allen Hamilton

SRA International, Inc.	Maximus, Inc.

The only company that was included in the 2011 Peer Group that is no longer utilized as part of the peer group for 2012 was SAIC, Inc., which was replaced by Booz Allen Hamilton because it has a more similar business model to the Company.

The conclusion of the AonHewitt assessment was that, generally speaking, the Company’s executive compensation opportunities are generally aligned with market, although slightly lower. Specifically, the Company is slightly lower on base pay than its peers and on par with its targeted bonus amounts, resulting in the Company’s compensation to its executive officers being slightly lower than its peers overall. This conclusion was reflected in AonHewitt’s recommended changes to the Company’s executive compensation program and the Committee’s compensation decisions.

In connection with its evaluation of the AonHewitt’s recommendations, the Committee was also mindful that the Company competes with many larger companies for top executive-level talent. Thus, although the Committee determined that while the peer group compensation data was the appropriate primary focus, broader considerations also needed to be taken into account.

Role of Management in Compensation Decisions

During late 2011 and early 2012, the Committee made compensation determinations for all named executives. In the case of executives other than the CEO, the CEO annually reviews the performance of the executive team, provides a summary of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews and an analysis of competitive market data. The Committee considers these CEO recommendations when making its determinations as to the COO and CFO, and takes into account input from the CEO, COO, and CFO with respect to other named executives.

Effect of 2011 Say on Pay Vote

At the Company’s 2011 Annual Meeting, a stockholder advisory vote regarding the Company’s executive compensation (a “Say on Pay” proposal) took place. A substantial majority of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. Given this significant level of support from the Company’s stockholders, the Committee and the Board believe that ICF International is taking a measured, informed and responsible approach to executive compensation which incorporates all of the Company’s objectives and policies set forth above, including, but not limited to, a pay for performance culture that retains executives who perform strongly. For 2012 and as set forth below, the Board and the Committee have crafted an executive compensation program that largely mirrors this stockholder-approved approach.

Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for named executives included: (i) base salary; and (ii) incentive compensation in the form of cash bonuses and equity awards.

For the named executives, the Committee has discretion with respect to the size, types, amounts, and principal components of compensation, and, in the case of cash bonuses and equity awards, whether to make any available. In terms of incentive compensation, the Committee establishes pre-determined percentage weights for each component of cash bonus, but does not have pre-determined percentage weights for equity awards. The following section summarizes the role of each compensation component and how decisions are made for the named executives.

2011 Base Compensation

Taking into account the competitive factors described above, the fact that the AonHewitt assessment concluded that the Company’s senior executive compensation was below market, the recommendations of AonHewitt and the Company’s performance during 2010, the Committee decided to increase the base compensation levels of the Company’s executive officers so that they more closely approximate (but remain slightly below) the 50th percentile of the 2011 Peer Group. Therefore, the base compensation for Mr. Kesavan was increased to $700,003, reflecting a 12% increase, and for Mr. Wasson to $540,010, reflecting a 14% increase. Ms. Murray’s base compensation was increased to $305,594, reflecting a 3% increase; Ms. Glover’s to $331,677, reflecting a 3% increase; and Ms. Reiff’s to $302,411, reflecting an 8% increase. Such increases were particularly substantial for Messrs. Kesavan and Wasson, although they still remained slightly below the 50th percentile. Ms. Reiff’s compensation was also particularly below market based on the peer data and so she too received a larger increase at 8%. Mr. Ronald P. Vargo, the Company’s former Chief Financial Officer, remained with the Company until May 11, 2011, and received annualized base compensation equal to $425,000 during that time.

Compared to the 2011 Peer Group identified by the Committee with the assistance of AonHewitt, as well as the new 2012 Peer Group, the base compensation of Messrs. Kesavan and Wasson and Ms. Murray remained below the 50th percentile. It is difficult to identify precise comparables for Ms. Reiff, but her base compensation levels were believed to approximate the 50th percentile level upon the 2011 adjustment to her compensation, as did the compensation for Ms. Glover.

2012 Base Compensation

Taking into account that Mr. Kesavan’s and Mr. Wasson’s base compensation remained below the 50th percentile of the 2012 Peer Group and the Company’s strong performance for a second consecutive year despite unfavorable market conditions, as well as the competitive factors described above, the Committee decided to increase the base compensation levels of the Company’s executive officers so that they more closely approximate the 50th percentile of the 2012 Peer Group. Therefore, the base compensation for Mr. Kesavan was increased to $777,005, reflecting an 11% increase, and for Mr. Wasson to $572,416, reflecting a 6% increase. Ms. Murray’s base compensation was increased to $336,170, reflecting a 10% increase; Ms. Glover’s to $344,947, reflecting a 4% increase; and Ms. Reiff’s to $314,517, reflecting a 4% increase.

Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our Omnibus Plan. The Omnibus Plan is designed to: (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals; (ii) link and align the personal interests of participants with an incentive for excellence in individual performance; and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1.0 million in any taxable year paid to the CEO or the three next most highly compensated executive officers, other than the CFO. The Company’s Omnibus Plan provides for ongoing compliance with Section 162(m) of the Code. Awards relating to targeted cash bonus opportunities (including equity awards that may be made in lieu of such cash bonuses) payable under the annual incentive program pursuant to the Omnibus Plan are intended to comply with Section 162(m) of the Code.

Annual Incentive Awards for 2011. With respect to the targeted level of incentive compensation in 2011, based on the data provided by AonHewitt and the Committee’s consideration of that data and other factors, the Committee decided to define “target” performance as being overall Company performance between 85% and 115% of target, consistent with 2010. Based on the same factors, the Committee concluded that target incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Ms. Glover, 50%; and Ms. Reiff, 70%. These amounts were consistent with both the 2010 target bonuses and the Committee’s decision to ensure that a significant portion of named executive compensation is at-risk. Ms. Murray was entitled to receive a pro-rated share of her targeted annual incentive compensation of $150,000 based on the number of months she acted in the capacity of Interim CFO during calendar year 2011. Mr. Vargo announced his intent to resign on May 11, 2011, thereby making him ineligible to receive annual incentive compensation for 2011.

Each executive who received a performance award under the annual incentive program for 2011 received an award of which 80% was in the form of a “performance-based” bonus opportunity tied to financial goals and 20% of which was in the form of a “discretionary” bonus opportunity, based on specific business challenges facing the executives during the fiscal year. The discretionary bonus was contingent on achievement of non-financial goals identified as to each executive, but was not contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above. For Messrs. Kesavan and Wasson and Ms. Murray, the performance-based bonus was based on the following factors (percentage references are to percentages of aggregate bonus opportunities): gross revenue (40%), earnings per share (25%), and backlog growth (15%); and the discretionary bonus was based on contributions to the Company’s strategic goals, acquisitions, collaboration, and people development (20%). The performance goals for Ms. Glover’s performance-based bonus included gross revenue and earnings per share (25% each), her group’s gross revenue (15%), and her group’s local margin (15%); with her discretionary bonus (20%) based on contributions to the Company’s strategic goals, collaboration, people development and successful integration of acquisitions. Ms. Reiff’s performance-based bonus was based on the following factors: gross revenue (25%), earnings per share (10%), backlog growth (22.5%), and pipeline growth (taking into consideration the quality of the pipeline) (22.5%); with her discretionary bonus (20%) based on contributions to the Company’s strategic goals, collaboration and people development.

Following the conclusion of 2011, the Committee reviewed the Company’s performance against the previously identified 2011 performance metrics, including gross revenue, earnings per share, and backlog growth. These metrics were reviewed in the context of both the core Company operations and the Company’s performance. The “core” Company performance as a percentage of target in the applicable categories ranged from 96% to 111%. Thus, the Company’s performance was in the range of “on-plan performance” as defined under the 2011 incentive program, because performance was between 85% and 115% of target.

Overall, the Committee concluded that the 2011 aggregate annual incentive compensation pool should be funded at $13.5 million and be distributed entirely in cash. With respect to individual named executives, the Committee’s determinations took into account each person’s relevant performance factors; the Committee also took into account the Company’s successful performance in 2011 as evidenced by the performance-based targets being met and also items such as the successful completion of the acquisition of Ironworks Consulting, L.L.C., a Virginia limited liability company, which the Company closed on December 31, 2011. For example, in the case of Mr. Kesavan, the nondiscretionary performance factors (gross revenue, earnings per share, and total backlog) resulted in a total of 80% of the potential 80% non-discretionary portion of his incentive compensation, and Mr. Kesavan was awarded 20% of the 20% discretionary portion of his incentive award, resulting in an overall award equal to 100% of the potential targeted award, or $700,003. The analysis for Mr. Wasson, whose performance factors were the same as Mr. Kesavan’s, mirrored that for Mr. Kesavan and resulted in a 2011 incentive award of $432,008. In the case of Ms. Glover, the performance factors and discretionary components totaled 100% of target, resulting in a 2011 incentive award of $165,838. In the case of Ms. Reiff, the performance factors and discretionary components totaled 100% of target, resulting in a 2011 incentive award of $211,688. In the case of Ms. Murray, the performance factors and discretionary components also totaled 100% of target, which should have resulted in a 2011 incentive award of $150,000. However, given Ms. Murray’s outstanding performance as Interim Chief Financial Officer and the difference between her base pay and that of the 2011 Peer Group, the Committee approved an additional $50,000 in compensation for a total incentive award of $200,000. As stated above, upon the effectiveness of Mr. Vargo’s resignation, he was no longer eligible to receive annual incentive compensation for 2011.

Annual Incentive Program for 2012. The 2012 incentive program largely mirrors the program used in 2011. In particular, as discussed above, each executive who receives an award under the Annual Incentive Program for 2011 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial goals and 20% of which is in the form of a “discretionary” bonus opportunity based on specific business challenges facing the executives during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified as to each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above.

With respect to the targeted level of incentive compensation, the Committee decided to define “target” performance as being overall Company performance between 85% and 115% of target; consistent with 2011. Based on the same factors, the Committee concluded that target cash incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Ms. Murray, 50%; Ms. Glover, 50%; and Ms. Reiff, 70%.

The performance factors to be taken into account in defining each named executive officer’s eligibility for an incentive award were slightly modified for 2012, and the Committee has made appropriate increases to the target of each performance element as well. The biggest change was to split the backlog component into two separate items: (i) a U.S. federal contract component, and (ii) a commercial contract component. For Messrs. Kesavan and Wasson and Ms. Murray, their performance-based bonus will be based on the following factors (percentage references are to percentages of aggregate bonus opportunities): gross revenue (35%), earnings per share (30%), U.S. federal contract backlog growth (9%) and commercial contract backlog growth (6%); and the discretionary bonus will continue to be based on contributions to the Company’s strategic goals, acquisitions, collaboration, and people development (20%). The performance goals for Ms. Glover’s performance-based bonus will be based on the following factors: gross revenue (15%), earnings per share (25%), group gross revenue (15%), group operating margin (15%), group U.S. federal contract backlog growth (6%) and group commercial contract backlog growth (4%); with her discretionary bonus (20%) based on contributions to the Company’s strategic goals, collaboration, people development and successful integration of acquisitions. Ms. Reiff’s performance-based bonus will be based on the following factors: gross revenue (25%), earnings per share (10%), U.S. federal contract backlog growth (13.5%), commercial contract backlog growth (9%) and total pipeline growth (taking into consideration quality of pipeline) (22.5%); with her discretionary bonus (20%) based on contributions to the Company’s strategic goals, collaboration and people development.

Equity Awards. Apart from utilizing equity grants to pay all or a portion of certain 2011 annual incentive awards referred to above, the equity component of the Company’s compensation program has historically consisted of grants of stock options, restricted stock, and/or RSUs. Such awards are designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage participants to focus on long-term Company performance;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value they have added to the organization. In determining awards, we consider current value, expected value at grant, and the ownership percentage associated with the award to draw a comparison among the recipients and make market comparisons to similarly situated executives in peer group companies. In establishing award levels, we consider existing equity ownership levels of the participants.

The Company’s Executive Officer Stock Ownership Recommendation recommends that the Company’s CEO own Company common stock with a value equal to or greater than three times the value of his base salary, and the other “named executive officers” of the Company own Company common stock with a value equal to or greater than the value of his/her base salary. Such recommendations would ideally be achieved within a four-year period of becoming a “named executive officer” and/or CEO, or by December 31, 2014 for those “named executive officers” and the CEO already holding such positions. Each of Messrs. Kesavan and Wasson and Ms. Glover already satisfy this recommendation, based on the Company’s closing stock price of $26.12 per share on April 2, 2012. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

The Committee makes annual awards at a pre-determined quarterly meeting of the Committee. In most cases, newly hired named executives who are eligible to receive equity awards are granted such awards at the next regularly scheduled Committee meeting following their hire date or upon their hire date.

2011 Equity Awards. During 2011, the Committee made certain adjustments to the method of determining the named executives’ equity grants, with Mr. Kesavan’s target equity grant remaining equal to 160% of his base compensation, Mr. Wasson’s remaining equal to 100% of his base compensation, Ms. Murray’s being equal to 40% of her base compensation, Ms. Glover’s remaining equal to 60% of her base compensation, and Ms. Reiff’s target equity grant increased to 60% of her base compensation. Mr. Vargo announced his intent to resign on May 11, 2011, thereby forfeiting any unvested equity awards and making him ineligible to receive any additional equity awards.

As a result, the Committee approved the following equity awards to our named executives, such grants taking the form of 50% RSUs vesting over a period of four years, and 50% nonqualified stock options vesting over a period of three years:

	Equity Incentive Awards Stock Options		Restricted Stock Units
Name	Value of Stock Options	Shares Underlying Stock Options	Value of Restricted Stock Units ($)(1)	Shares Underlying Restricted Stock Units (#)
Sudhakar Kesavan, Chairman and Chief Executive Officer	$560,053	61,002	$559,990	25,723
John Wasson, President and Chief Operating Officer	270,029	29,412	269,992	12,402
Sandra Murray, Interim Chief Financial Officer and Senior Vice President	47,502	5,174	47,480	2,181
Ellen Glover, Executive Vice President	99,512	10,839	99,489	4,570
Isabel Reiff, Executive Vice President	90,726	9,882	90,716	4,167
Ronald Vargo, Former Executive Vice President and Chief Financial Officer(2)	197,004	21,458	196,975	9,048

(1)	Based on the closing stock price of $21.77 on the date of grant, April 1, 2011.

(2)	Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, he forfeited any unvested equity awards.

With respect to these grants, the dollar amount recognized for financial statement purposes for 2011, in accordance with FASB ASC Topic 718, is reflected as 2011 compensation in the Summary Compensation Table below.

The executive officers’ direct reports also received their 2011 incentive awards in the form of 50% RSUs and 50% nonqualified stock options, with the remaining participants given 100% RSUs.

2012 Equity Awards. During 2012, the Committee made certain adjustments to the method of determining the named executives’ equity grants, with Mr. Kesavan’s target equity grant increasing to 175% of his base compensation, Mr. Wasson’s increasing to 125% of his base compensation, and Ms. Murray’s increasing to 50% of her base compensation. Ms. Glover’s and Ms. Reiff’s target equity grants remained at 60% of their base compensation.

As a result, the Committee approved the following equity awards to our 2012 named executives, such grants taking the form of 50% RSUs vesting over a period of four years, and 50% nonqualified stock options vesting over a period of three years.

	Equity Incentive Awards Stock Options		Restricted Stock Units
Name	Value of Stock Options	Shares Underlying Stock Options	Value of Restricted Stock Units ($)(1)	Shares Underlying Restricted Stock Units (#)
Sudhakar Kesavan, Chairman and Chief Executive Officer	$679,878	68,744	$679,862	26,495
John Wasson, President and Chief Operating Officer	357,751	36,173	357,752	13,942
Sandra Murray, Interim Chief Financial Officer and Senior Vice President	84,035	8,497	84,037	3,275
Ellen Glover, Executive Vice President	103,479	10,463	103,461	4,032
Isabel Reiff, Executive Vice President	94,351	9,540	94,352	3,677

(1)	Based on the closing stock price of $25.66 on the date of grant, March 19, 2012.

The executive officers’ direct reports also received their 2012 incentive awards in the form of 50% RSUs and 50% nonqualified stock options, with the remaining participants given 100% RSUs.

Retirement and Other Benefits

Savings Plan. Our named executives are eligible to participate in our tax-qualified defined contribution profit-sharing plan, which has a Section 401(k) feature. Under the terms of this plan, eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits. We make matching contributions each pay period equal to 100% of an employee’s 401(k) contributions up to the first 3% of the employee’s compensation, and we also make matching contributions equal to 50% of the employee’s 401(k) contributions up to the next 2% of the employee’s compensation. We do not make matching contributions for employee 401(k) contributions in excess of 5% of the employee’s compensation. Our contributions to this plan for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites. The Company does not provide any material perquisites or personal benefits to its named executives.

Severance Benefits. As of December 31, 2011, we were a party to severance protection agreements with Messrs. Kesavan and Wasson. We believe these agreements, which provide severance protection upon a change in control, serve to promote stability and continuity among our named executives. We also have an employment agreement with Mr. Kesavan and a severance letter agreement with each of Mr. Wasson and Ms. Murray that provide severance benefits in certain situations other than termination in conjunction with a change in control. We subsequently entered into severance letter agreements with each of Ms. Glover and Ms. Reiff on February 21, 2012, which provide for severance benefits both upon a change in control and in certain situations other than termination in conjunction with a change in control. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Payments Pursuant to Employment Agreement,” “Payments Pursuant to Severance Letter Agreements,” and “Potential Payments upon Termination or Change in Control” below.

We were also a party to a severance protection agreement, severance letter agreement and employment agreement with our former Chief Financial Officer, Mr. Ronald P. Vargo, until his resignation effective May 11, 2011. Since Mr. Vargo left our employ during 2011, his agreements and potential payments assuming a December 31, 2011 termination are not discussed below; rather, his actual incurred severance payments are included in the “Summary Compensation Table.”

Compensation Practices and Risk

We do not believe the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company in connection with risk management practices and risk-taking incentives. Our business is by no means free from risk, but the operations of the Company’s business units generating most of our revenues do not involve significantly different levels of execution or legal risk. In addition, the Company has a diverse revenue base. Further, most of the Company’s revenues are derived from contracts under which revenue is determined on either a “time-and-materials” or “cost-based” basis. A minority of its revenues are from “fixed-price” contracts, which typically involve more risk than other forms of contracts utilized by the Company. Because of the general consistency of these risk factors across the Company’s business units, the performance factors that serve as the basis for the incentive compensation of the Company’s executive officers, described above, are similar. Those performance factors have a healthy diversity in the context of risk management. Although the incentive compensation of our chief executive officer, chief operating officer and chief financial officer for 2011 was based in significant part (40%) on revenue, that weighting is balanced by the focus on earnings per share (25%) and backlog (15%). Moreover, we have reduced the emphasis on revenues in 2012 by lowering the percentage it is weighted (now 35%) and allocating that emphasis to earnings per share

(now 30%), which better marries our performance with that of our stockholders. Thus, for example, our compensation policies do not encourage management to focus on revenue growth through acquisitions or new contracts if such revenues involve either high risk or low profitability that could create losses or lower margins and adversely affect future earnings. Similarly, our focus on backlog is designed to encourage a long-term view of the Company’s revenue base. Our emphasis on continuing to have a significant component of compensation in the form of equity also aligns management with the interests of stockholders in terms of risk management.

Summary Compensation Table

The table below summarizes the actual compensation earned by persons who were our named executives during 2011.

Name and principal position (a)	Year (b)		Salary ($) (c)	Stock Awards ($)(1) (e)		Option Awards ($)(1) (f)		Non-Equity Incentive Compensation(2) (g)	All Other Compensation ($)(3) (i)	Total ($) (j)
Sudhakar Kesavan,	2011		$682,699	$559,990		$560,053		$700,003	$21,973	$2,524,718
Chairman and Chief Executive Officer	2010 2009		597,131 480,002	1,063,287 959,989	(4)	499,965 —		581,260 469,440	18,973 13,931	2,760,616 1,923,362

John Wasson,	2011		525,010	269,992		270,029		432,008	10,628	1,507,667
President and Chief Operating Officer	2010 2009		460,586 400,005	613,041 524,986	(5)	237,483 —		353,402 312,960	10,340 10,160	1,674,852 1,248,111

Sandra Murray,	2011		303,318	47,480		47,502		200,000	11,342	609,642
Interim Chief Financial Officer and Senior Vice President

Ronald Vargo,	2011		170,477	196,975	(6)	197,004	(6)	—	4,573	569,029
Former Executive Vice President and Chief Financial Officer	2010	(7)	342,457	751,233		711,095		297,504	186,091	2,288,380

Ellen Glover,	2011		329,445	99,489		99,512		165,838	11,348	705,632
Executive Vice President	2010 2009		319,505 307,104	91,190 139,985	(8)	96,586 —		161,860 150,788	10,096 9,984	679,237 607,861

Isabel Reiff,	2011		297,242	90,716		90,726		211,688	11,392	701,764
Executive Vice President	2010		277,670	149,178		69,990		182,976	8,035	687,849

(1)	The amounts reported in the “Stock Awards” (column (e)) and “Option Awards” (column (f)) columns of the table above reflect the aggregate grant date fair value of stock awards and option awards. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the “Stock Awards” (column (e)) and “Option Awards” (column (f)) columns, please see the discussion of stock awards and stock option awards contained in Note B and Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Additionally, the 2011 closing per share prices used to calculate the value of restricted stock awards, as well as the grant date fair value amounts of each individual 2011 stock award and option award are found below in the table “Grants of Plan-Based Awards.”

(2)	Amounts shown consist of payouts under the Annual Incentive Program for 2011 (amounts earned during the applicable fiscal year but paid after the end of the fiscal year). For additional information on these payouts, see “2011 Equity Awards” under “Executive Compensation — Executive Compensation Components” above.

(3)	Details of the amounts reported in the “All Other Compensation” column for 2011 are provided in the table below.

	Sudhakar Kesavan	John Wasson	Sandra Murray	Ronald Vargo	Ellen Glover	Isabel Reiff
Imputed Income	$3,103	$828	$1,548	$1,250	$1,548	$2,376
Employer Contributions to 401(k) Plan	9,800	9,800	9,794	—	9,800	9,016
Life Insurance Premiums	6,070	—	—	—	—	—
Financial Management	3,000	—	—	—	—	—
Relocation Expenses	—	—	—	3,323	—	—

(4)	The grant date fair value for this RSU award of 39,933 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

(5)	The grant date fair value for this RSU award of 21,838 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

(6)	Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, he forfeited this compensation.

(7)	Mr. Vargo’s 2010 compensation is from March 1, 2010 (his date of hire) through December 31, 2010.

(8)	The grant date fair value for this RSU award of 5,823 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006, which we later restated on December 29, 2008, for the purpose of bringing it into compliance with Section 409A of the Code. The agreement provides that Mr. Kesavan will serve as our Chief Executive Officer and Chairman of the Board of Directors and he will receive annual increases to his base salary at least equal to the increase in the consumer price index. The Compensation Committee may further increase Mr. Kesavan’s base salary under that agreement based on the performance of the Company and other factors deemed relevant by the Compensation Committee. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Compensation Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the Company, and the Company may terminate this agreement either without cause or for cause upon written notice. The benefits that Mr. Kesavan and other executive officers will receive upon termination of their employment or change in control are described under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards in 2011

The following table provides information concerning all award grants made to the Company’s named executives during 2011.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sudhakar Kesavan, Chairman and Chief Executive Officer	1/1/2011	$700,003
	4/1/2011	—	25,723	(2)				$21.77	$559,990
	4/1/2011				61,002	(3)	$21.77	21.77	560,053
John Wasson, President and Chief Operating Officer	1/1/2011	$432,008
	4/1/2011	—	12,402	(2)				$21.77	$269,992
	4/1/2011				29,412	(3)	$21.77	21.77	270,029
Sandra Murray, Interim Chief Financial Officer and Senior Vice President	1/1/2011	$150,000
	4/1/2011	—	2,181	(2)				$21.77	$47,480
	4/1/2011				5,174	(3)	$21.77	21.77	47,502
Ronald Vargo,(4) Former Executive Vice President and Chief Financial Officer	1/1/2011	$306,430
	4/1/2011	—	9,048					$21.77	$196,975
	4/1/2011				21,458		$21.77	21.77	197,004
Ellen Glover, Executive Vice President	1/1/2011	$165,838
	4/1/2011	—	4,570	(2)				$21.77	$99,489
	4/1/2011				10,839	(3)	$21.77	21.77	99,512
Isabel Reiff, Executive Vice President	1/1/2011	$211,688
	4/1/2011	—	4,167	(2)				$21.77	$90,716
	4/1/2011				9,882	(3)	$21.77	21.77	90,726

(1)	Amounts represent the target cash payouts for fiscal 2011 awards under the Annual Incentive Plan.

(2)	These RSU awards vest in four equal installments on each April 1, beginning April 1, 2012.

(3)	These options vest in three equal installments on each April 1, beginning April 1, 2012.

(4)	Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, he forfeited these awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options—Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Sudhakar Kesavan Chairman and Chief Executive Officer	50,000 15,447 —	— 30,892 61,002	$18.31 24.84 21.77	3/23/2017 3/31/2020 4/1/2021	23,959 17,501 15,096 25,723	(3) (4) (5) (6)	$593,704 433,675 374,079 637,416

John Wasson President and Chief Operating Officer	45,000 7,337 —	— 14,674 29,412	18.31 24.84 21.77	3/23/2017 3/31/2020 4/1/2021	13,102 11,667 7,170 12,402	(3) (4) (5) (6)	324,668 289,108 177,673 307,322

Sandra Murray Interim Chief Financial Officer and Senior Vice President	1,823 —	3,645 5,174	24.84 21.77	3/31/2020 4/1/2021	6,000 1,781 2,181	(7) (5) (6)	148,680 44,133 54,045

Ronald Vargo(2) Former Executive Vice President and Chief Financial Officer	—	—	—	—	—		—

Ellen Glover Executive Vice President	30,000 2,984 —	— 5,968 10,839	18.31 24.84 21.77	3/23/2017 3/31/2020 4/1/2021	3,493 2,248 2,916 4,570	(3) (4) (5) (6)	86,557 55,705 72,258 113,245

Isabel Reiff Executive Vice President	2,163 —	4,324 9,882	24.84 21.77	3/31/2020 4/1/2021	2,292 2,460 2,113 4,167	(8) (4) (5) (6)	56,796 60,959 52,360 103,258

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 30, 2011, which was $24.78.

(2)	Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, he forfeited his outstanding unvested awards.

(3)	These unvested shares are time-based RSUs that vest in five equal installments on each April 8, beginning April 8, 2010.

(4)	These unvested shares are time-based RSUs that vest in four equal installments on each March 12, beginning March 12, 2011.

(5)	These unvested shares are time-based RSUs that vest in four equal installments on each March 31, beginning March 31, 2011.

(6)	These unvested shares are time-based RSUs that vest in four equal installments on each April 1, beginning April 1, 2012.

(7)	These unvested shares are time-based RSUs that vest in five equal installments on each August 11, beginning August 11, 2010.

(8)	These unvested shares are time-based RSUs that vest in five equal installments on each May 8, beginning May 8, 2010.

Option Exercises and Stock Vested During 2011

The following table provides information concerning the vesting of stock awards and exercise of options for each named executive officer, on an aggregate basis, during 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Sudhakar Kesavan, Chairman and Chief Executive Officer	—	—	18,853	$420,649
John Wasson, President and Chief Operating Officer	—	—	10,649	238,239
Sandra Murray, Interim Chief Financial Officer and Senior Vice President	—	—	2,594	54,821
Ronald Vargo, Former Executive Vice President and Chief Financial Officer	13,772	$27,772	7,936	184,253
Ellen Glover, Executive Vice President	—	—	2,887	63,993
Isabel Reiff, Executive Vice President	—	—	2,289	52,165

(1)	The value of option awards realized on exercise shown equals the aggregate value of the shares upon exercise minus the aggregate exercise price, and the value of RSUs realized on vesting shown equals the value of the shares underlying the RSUs on the date of vesting.

Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for a select group of key management and highly compensated employees who have been designated to be eligible to participate in the Deferred Compensation Plan by the Board of Directors or the Committee.

The Deferred Compensation Plan became effective on May 1, 2008, and allows participants to defer up to 80% of base salary and/or up to 100% of bonus and commissions. All amounts deferred are 100% vested. In addition, the Company may credit a participant’s Deferred Compensation Plan account with Company contributions required under an employment agreement or any other agreement and/or with discretionary Company contributions. Company contributions are vested pursuant to the terms of any relevant agreement or, if none, on the anniversary of the date on which such Company contribution was credited to the participant’s account balance, in accordance with the following schedule; provided, however, that the participant must be in the service of the Company as an employee on such anniversary to receive vesting credit:

Less than 1 year—0%

1 year but less than 2 years—33%

2 years but less than 3 years—67%

3 or more years—100%

Only one of the named executives designated to participate in the Deferred Compensation Plan elected to do so in 2011. No Company contributions were credited under the Deferred Compensation Plan for 2011. Deferred Compensation Plan accounts are deemed to be invested in one or more investment options selected by each participant from investment options offered under the Deferred Compensation Plan.

Deferred Compensation Plan participants are entitled to receive distributions from their Deferred Compensation Plan accounts upon separation from service, death, disability, and/or upon a specified date. Subject to the provisions of Section 409A of the Code, Deferred Compensation Plan participants may elect to receive distributions from the Deferred Compensation Plan in single lump-sum payments or installment payments over a period of five or ten years. If no such election is made, a participant shall be deemed to have elected a lump-sum form of payment.

The following table sets forth information as of December 31, 2011, regarding contributions and balances of named executive officers under the Deferred Compensation Plan:

	Executive Contributions in 2011 FY	Company Contributions for 2011 FY	Aggregate Earnings/Losses in 2011 FY	Aggregate Distributions in 2011 FY	Aggregate Balance at 12/31/11
Sudhakar Kesavan	—	—	—	—	—
John Wasson	$300,206	—	$33,401	—	$333,607
Sandra Murray	—	—	—	—	—
Ronald Vargo	—	—	—	—	—
Ellen Glover	—	—	—	—	—
Isabel Reiff	—	—	—	—	—

Potential Payments upon Termination or Change in Control

We maintain employment, severance, and change in control agreements with certain of our named executives who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive would receive if his or her employment with us were terminated or if we had a change in control and such named executive’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2011, and that the relevant stock price is the closing market price for our common stock on Nasdaq on December 30, 2011, which was $24.78 per share.

Payments Pursuant to Employment Agreement

We entered into an amended and restated employment agreement with Mr. Kesavan on September 27, 2006, which was again amended and restated on December 29, 2008, for compliance with Section 409A of the Code, under which he serves as our CEO and Chairman of the Board of Directors. If we terminate Mr. Kesavan’s employment for cause, we will only be obligated to him for his base salary and bonus accrued but not yet paid as of the termination date, continuance of his healthcare coverage as required by law, vesting of outstanding options and other equity awards through the date of termination with payment in compliance with Section 409A, and reimbursement for any outstanding reasonable business expenses incurred in the performance of his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) two times his annual base salary (which will be paid in two tranches: (y) the first tranche will be paid monthly in approximately equal installments over the 24-month period following the termination date, with the aggregate amount not to exceed certain limitations set forth in Section 409A; and (z) the second tranche will be comprised of the difference of the total of two times his annual base salary minus the aggregate amount paid in the first tranche, and will be paid in a single lump sum payment on the first business day after six months from the termination date); (iii) accelerated vesting of all outstanding options and other equity awards; (iv) a pro rata share of his annual incentive compensation award for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six months after the date of such termination; and (v) continuation of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination. Also, while not specifically stated in his employment agreement, Mr. Kesavan is entitled to outplacement services for a period of

12 months, or his first acceptance of an employment offer, if shorter. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the employment agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the employment agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

All amounts and benefits under the employment agreement shall be paid in a manner or form that complies with Section 409A or an exception thereunder.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two years following termination.

The payments that would have been made to Mr. Kesavan, pursuant to Mr. Kesavan’s employment agreement, if he had incurred a termination of his employment as of December 31, 2011, are as follows:

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Outplacement Services	Unvested and Accelerated Awards
S. Kesavan
With Cause	$—	$—	$—	$—	$2,222,490	(1)
Without Cause	700,003	1,400,006	2,203	12,000	2,222,490	(1)
Death or Disability	700,003	1,400,006	2,203	12,000	2,222,490	(1)

(1)	This amount excludes 30,892 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

Payments Pursuant to Severance Letter Agreements

We entered into a severance letter agreement with Mr. Wasson, which was amended and restated on December 12, 2008, for compliance with Section 409A of the Code and for extension of the term from December 20, 2008 to December 31, 2011, with automatic one-year extensions thereafter unless notice by either party is given no later than the prior October 1. No such notice was given by either party in 2011. Mr. Wasson is entitled to certain payments in the event of termination of employment by the Company other than for cause (as defined in the severance protection agreement discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation, or work location. In the event of a termination of employment under such an agreement, Mr. Wasson is entitled to (i) continuation of his base salary for 12 months or, if greater, the period during which he is subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to the executive over the three years prior to his termination. The base salary severance benefits will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices or, if longer, on the biweekly pay dates during the time period the executive is subject to any non-competition restrictions with the Company. The bonus severance benefit will be paid within the 15-day period following the last payment of such biweekly base salary severance benefits. In addition, Mr. Wasson is entitled to accelerated vesting of all stock options, restricted stock, and other equity awards, and continuation of health and dental insurance for as long as salary continues to be paid under the agreement. Finally, while not specifically stated in his employment agreement, Mr. Wasson is entitled to outplacement services for a period of 12 months, or his first acceptance of an employment offer, if shorter. Payment of these severance benefits is subject to Mr. Wasson’s compliance with certain covenants and requirements upon termination. This agreement expires on the earlier of December 31, 2011, or a change in control of the Company, but has an automatic extension provision, as more fully described in “Payments in the Event of a Change in Control.”

Mr. Vargo had similar severance protection within his severance protection agreement. Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, such agreement was terminated and he is no longer eligible to receive such severance payments.

On September 6, 2011, we entered into a severance letter agreement with Ms. Murray that will remain in effect until the earlier of (i) June 30, 2012 or (ii) a new Company Chief Financial Officer, other than Ms. Murray, is selected and the Company has no other viable position for her or one in which she is interested in performing. Subject to certain restrictions and terms, the severance letter agreement generally provides that, in the event the Company involuntarily terminates Ms. Murray’s employment without cause (as defined in the severance letter agreement) or she elects to voluntarily resign due to the selection of a new CFO, then she is entitled to the following benefits: (i) a pro-rated share of her 2011 targeted bonus of $150,000 based on the number of months she acts in the capacity of Interim CFO in the calendar year in which her appointment ends; (ii) seven months’ severance benefits calculated based upon her 2011 annualized salary of $305,594 plus her last paid bonus (for 2011, such bonus was $200,000) to be paid out over 15 biweekly pay dates following her separation from service; and (iii) Ms. Murray and her dependents will be provided with health care coverage on the same terms in effect on her separation from service date, for the period of time that severance benefits are paid.

On February 21, 2012, we entered into severance letter agreements with Ms. Glover and Ms. Reiff. Subject to certain restrictions and terms, each severance letter agreement provides that, in the event of an involuntary termination of employment without cause (as defined in the Omnibus Plan), then Ms. Glover and Ms. Reiff are each entitled to nine (9) months’ severance based on such executive’s: (i) then-current base salary; and (ii) the bonus payment in the prior 12-month period. Such severance will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates. Ms. Glover and Ms. Reiff are further entitled to continue their health coverage under COBRA and, for the duration of the severance payments, the Company will continue to pay the employer portion of the applicable premiums. Each of them is also eligible for six (6) months of executive career transition assistance. Such agreements also contain change in control provisions as discussed below under “—Payments in the Event of a Change in Control.”

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

The payments that would have been made to such named executives if termination of employment had occurred as of December 31, 2011, and all severance letter agreements had been in effect on such date, are as follows:

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Outplacement Services	Unvested Awards(3)
J. Wasson	$540,010	$387,027	$10,970	$12,000	$1,187,300
S. Murray	238,056	91,875	6,406	—	—
E. Glover(1)	248,758	121,395	3,375	6,500	—
I. Reiff(2)	226,808	137,232	2,519	6,500	—

(1)	Prior to entering into her severance letter agreement, had Ms. Glover been terminated without cause, she would have been entitled to receive the following benefits under our Senior Executive Officers’ Severance Plan: (i) nine (9) months of salary ($248,758); (ii) a bonus payment equal to three-fourths of her most recently paid cash bonus ($121,395); and (iii) health care coverage for nine months ($3,375). Ms. Glover would not have received any payments for outplacement services.

(2)	Prior to entering into her severance letter agreement, had Ms. Reiff been terminated without cause, she would have been entitled to receive the following benefits under our Senior Executive Officers’ Severance Plan: (i) nine (9) months of salary ($226,808); (ii) a bonus payment equal to three-fourths of her most recently paid cash bonus ($137,232); and (iii) health care coverage for nine months ($2,519). Ms. Reiff would not have received any payments for outplacement services.

(3)	This amount excludes 14,674 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

Payments in the Event of Death, Disability or Retirement

If any named executive retires, dies, or becomes disabled while employed by us, any unvested options or RSUs held by that named executive will vest and become exercisable immediately.

Payments in the Event of a Change in Control

We have entered into severance protection agreements with Messrs. Kesavan and Wasson that provide for payments in the event of termination of employment resulting from a change in control. We amended and restated the severance protection agreement of: (i) Mr. Wasson on December 12, 2008; and (ii) Mr. Kesavan on December 29, 2008, for the purpose of bringing each such severance protection agreement into compliance with Section 409A of the Code. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, Messrs. Kesavan and Wasson will receive certain payments and benefits if they are terminated without cause or resign for good reason within 24 months following a change in control. A change in control is defined as follows: (i) the acquisition by an individual, group, or entity of beneficial ownership of 35% or more of our outstanding voting shares, subject to certain exceptions; (ii) a change in our board of directors under certain circumstances such as an actual or threatened (x) election contest, (y) solicitation of proxies or (z) tender offer; (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement; and/or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination without cause means any termination other than one for: (i) material violation of our material written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; and/or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes: (i) material adverse change in the executive’s job duties or responsibilities, compensation, or location of employment; (ii) bankruptcy of the Company; (iii) material breach by the Company of the severance protection agreement; and/or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan and Wasson without cause or their resignation with good reason within 24 months of the change in control, the named executives will be entitled to the following payments:

•	base salary earned through date of termination and pro rata bonus for the year of termination;

•	lump-sum payment equal to three times the named executive’s average annual taxable W-2 compensation during the three years prior to the calendar year in which the termination occurs;

•

continued coverage for 36 months after termination for the named executive and the named executive’s dependents and beneficiaries under life and medical insurance programs provided by the Company to similarly situated executives during the continuation period of such coverage (any such coverage and benefits thereunder shall comply with Section 409A);

•	outplacement services for a period of 12 months, or the named executive’s first acceptance of an employment offer, if shorter; and

•

100% vesting of all equity awards granted under the 2006 Long-Term Equity Incentive Plan or Omnibus Plan with payment or distribution of any such awards subject to Section 409A being made in a manner that complies with Section 409A.

Further, adjustment shall be made to minimize the amount of compensation payable in the event of a change in control that is subject to Section 280G of the Code.

Messrs. Kesavan’s and Wasson’s agreements provide for an expiration date of December 31, 2011; however, on December 31, 2011, and each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or executive shall give notice not to extend the term. No such notice was given by the Company or Messrs. Kesavan and Wasson so the agreements were automatically renewed until December 31, 2012.

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder. The payments that would have been made to Messrs. Kesavan and Wasson, if termination of employment related to a change in control had occurred as of December 31, 2011, are as follows:

Name	Pro Rata Salary and Bonus	Lump-Sum Payment	Welfare Benefits	Outplacement Services	Unvested Awards
S. Kesavan	$1,400,006	$9,459,658	$3,305	$12,000	$2,222,490	(1)
J. Wasson	972,018	5,222,337	32,911	12,000	1,187,300	(2)

(1)	This amount excludes 30,892 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

(2)	This amount excludes 14,674 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

As mentioned above, we entered into severance letter agreements with Ms. Glover and Ms. Reiff on February 21, 2012. Such agreements also contain change of control provisions, which are triggered if, within twelve (12) months of a change of control (as defined in the Omnibus Plan) there is: (i) a material reduction of the nature and scope of either executive’s authorities, powers, functions or duties, (ii) a material reduction in the their compensation or (iii) a relocation of their primary work location by more than 50 miles from their work location immediately prior to such change of control. In the event of such a change of control, each of Ms. Glover and Ms. Reiff will be paid (a) a lump sum based on a pro-rated share of her then-current year’s bonus target, and (b) twelve (12) months of severance based on her then-current base salary, plus the bonus payment she received in the prior twelve (12) months. The change of control payment will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates.

In addition, any RSUs or non-qualified stock options held by each of Ms. Glover and Ms. Reiff will immediately vest upon a change of control. The fair market value (as defined in the Omnibus Plan) of any RSUs will be paid to Ms. Glover and Ms. Reiff in a lump sum within three days of the change of control and non-qualified stock options will either be cancelled and replaced with a replacement award (as defined in the Omnibus Plan) or cancelled in exchange for a lump sum payment of the fair market value of such non-qualified stock options.

Ms. Glover and Ms. Reiff are further entitled to continue their health coverage under COBRA and, for the duration of the severance payments, the Company will continue to pay the employer portion of the applicable premiums. Each of them is also eligible for six (6) months of executive career transition assistance.

The payments that would have been made to Ms. Glover and Ms. Reiff, if termination of employment related to a change in control had occurred as of December 31, 2011, and their severance letter agreements had been in effect on such date, are as follows:

Name	Pro Rata Bonus	Severance Payment	Welfare Benefits	Outplacement Services	Unvested Awards
E. Glover(1)	$165,838	$493,527	$4,500	$6,500	$360,390	(3)
I. Reiff(2)	211,688	485,387	3,359	6,500	303,118	(4)

(1)	Prior to entering into the severance letter agreement, had a termination of employment related to a change in control occurred as of December 31, 2011, Ms. Glover would have received no severance except that all of Ms. Glover’s unvested RSUs and non-qualified stock options would have immediately vested, providing her with a payment of $360,390 in unvested awards.

(2)	Prior to entering into the severance letter agreement, had a termination of employment related to a change in control occurred as of December 31, 2011, Ms. Reiff would have received no severance except that all of Ms. Reiff’s unvested RSUs and non-qualified stock options would have immediately vested, providing her with a payment of $303,118 in unvested awards.

(3)	This amount excludes 5,968 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

(4)	This amount excludes 4,324 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

Ms. Murray’s severance letter agreement does not discuss payments in the event of a termination of employment resulting from a change in control. However, under the terms of her award agreements and the Omnibus Plan, she is entitled to automatic vesting of all outstanding unvested awards in the event of a change in control. The payment that would have been made to Ms. Murray, if termination of employment related to a change in control had occurred as of December 31, 2011, is as follows:

Name	Pro Rata Bonus	Severance Payment	Welfare Benefits	Outplacement Services	Unvested Awards
S. Murray	$—	$—	$—	$—	$262,432	(1)

(1)	This amount excludes 3,645 options with respect to which the exercise price of $24.84 exceeded the market price of our common stock as of December 30, 2011.

In 2011, the Company was also a party to a severance protection agreement with Mr. Vargo that provided for payments in the event of termination of employment resulting from a change in control. Upon the effectiveness of Mr. Vargo’s resignation on May 11, 2011, such agreement was terminated and he is no longer eligible to receive such severance payments.

During the time a named executive receives payment under an agreement, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The named executive also must provide a general release of all claims and causes of action against us and our successors arising from, or relating to, the named executive’s employment with us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC.

Compensation Committee

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff,
Compensation Committee Chairman

/s/ Eileen O’Shea Auen
Eileen O’Shea Auen

/s/ Richard M. Feldt
Richard M. Feldt

/s/ Peter M. Schulte
Peter M. Schulte

AUDIT COMMITTEE REPORT

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Grant Thornton, the consolidated financial statements of ICF International and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee has: (a) discussed with Grant Thornton those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards, and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2011, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Audit Committee

/s/ Dr. Srikant M. Datar
Dr. Srikant M. Datar,
Audit Committee Chairman

/s/ Richard M. Feldt
Richard M. Feldt

/s/ Joel R. Jacks
Joel R. Jacks

/s/ Dr. Ernest J. Moniz
Dr. Ernest J. Moniz

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors, and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2011.

STOCKHOLDERS’ PROPOSALS FOR THE 2013 ANNUAL MEETING

Under applicable SEC rules, any stockholder who intends to present a proposal at the 2013 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 21, 2012, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 1, 2012, a stockholder proposal must be received a reasonable time before the Company begins to post, print, and mail its proxy materials for such annual meeting. All stockholder proposals must comply with all applicable rules and regulations adopted by the SEC.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for our 2013 annual meeting, this would be February 1, 2013, and March 4, 2013, respectively). However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. A copy of the Bylaws may be obtained from the Company by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. In addition to the timing requirements set forth above, any stockholder nominations for the election of directors or proposals for business must comply with all other requirements set forth in the Company’s Bylaws.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for expenses they incur to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

ICF INTERNATIONAL, INC.

Mollie Roy
Corporate Secretary

ICF INTERNATIONAL, INC.

ATTN: MOLLIE D. ROY

9300 LEE HIGHWAY

FAIRFAX, VA 22031-1207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Sudhakar Kesavan

02 S. Lawrence Kocot

For All

Withhold All

For All Except

The Board of Directors recommends you vote FOR proposals 2 and 3:

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM - Approve, by non-binding vote, the Company’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.

For Against Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Please indicate if you plan to attend this meeting

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000140435_1 R1.0.0.11699

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the ICF International Annual Meeting of Stockholders, including the 2011 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ANNUAL MEETING OF STOCKHOLDERS OF ICF INTERNATIONAL, INC.

JUNE 1, 2012

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 20, 2012, and revoking all prior proxies, hereby appoints Dr. Srikant M. Datar, Eileen O’Shea Auen, Peter M. Schulte, Dr. Edward H. Bersoff, and Dr. Ernest Moniz (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:00 a.m., local time, on Friday, June 1, 2012, at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031, and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof, including on whether to adjourn or postpone the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Continued and to be signed on reverse side

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